Exhibit 99.2

2013 First Quarter Financial Review Roger W. Stone Chairman and Chief Executive Officer Andrea K. Tarbox Vice President and Chief Financial Officer May 7, 2013

Forward Looking Statements The information in this presentation and statements made during this presentation may contain certain forward-looking statements within the meaning of federal securities laws. These statements reflect management’s expectations regarding future events and operating performance. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, any forward-looking statements can be found in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports. The Company disclaims any obligation to revise or update such statements to reflect the occurrence of events after the date of this presentation. This presentation refers to certain non-U.S. GAAP financial information. A reconciliation of non-U.S. GAAP to U.S. GAAP financial measures is available on the company’s website at KapStonepaper.com under Investors. Forward-Looking Statements Non-GAAP Financial Measures Risk Factors 2

3 KapStone’s Record Growth Pace Continues 1st Quarter *Adjusted to exclude non-cash stock compensation, acquisition, and start up expenses **Adjusted to exclude items above after tax Net Sales Q1 Record All-Time Record Average Mill Selling Price Q1 Record All-Time Record Adj. EBITDA* Q1 Record All-Time Record Adj. Diluted EPS** Q1 Record Tied All-Time Record

First Quarter Financial Results 4 *Adjusted to exclude non-cash stock compensation, acquisition, and start up expenses **Adjusted to exclude items above after tax ($ in Millions, except per share data) Q1 2013 Q1 2012 Inc/(Dec) Q4 2012 Inc/(Dec) Net Sales $320 $300 7% $301 6% EBITDA $48 $43 12% $36 33% Adj. EBITDA* $51 $46 11% $38 34% Net Income $18 $16 13% $10 80% Adj. Net Income** $20 $18 11% $13 54% Diluted EPS $0.38 $0.33 15% $0.22 73% Adj. Diluted EPS** $0.42 $0.38 11% $0.28 50%

 Higher prices drive improvement in Adjusted EBITDA 5 Q1 2013 Compared to Q1 2012 Price reflects full realization of September 2012 domestic containerboard and corrugated products price increase and continued price recovery in export containerboard markets Export containerboard up over $100 per ton Average nets up $45 per ton to $653 per ton on all mill tons Volume/Mix reflects: 29,000 ton increase in domestic containerboard shipments 11,000 ton increase in Durasorb reflecting higher volume in Europe 43,000 ton decrease in export containerboard shipments 3.1% increase in corrugated products’ volume; up 6.4% on comparable workday basis Partially offset by lower mill volume due to 1 less mill production day Outage costs up $4 million due to deferral of some planned maintenance from Q4 2012 Inflation reflects higher costs for labor, benefits, and input costs Net Sales $ in Millions

 Lower outage costs and higher prices improve Adjusted EBITDA 6 Q1 2013 Compared to Q4 2012 Volume / mix reflects: Overall volume up 12,000 tons as gain from Q4 outage was partially offset by two less days of production in Q1 2013 Durasorb volume up 11,000 tons, mainly in Europe Corrugated products volume up 3,500 tons on seasonality Price reflects higher domestic containerboard and corrugated products prices and continued price recovery in export containerboard Average mill nets up $19 per ton on all tons Outage costs down $9 million mainly due to annual mill outages in Q4 2012 Inflation includes seasonally higher fiber and OCC costs and higher compensation and benefits expense Net Sales $ in Millions Adjusted EBITDA

7 Balance Sheet and Free Cash Flows Net debt at March 31, 2013 was $353 million Net debt to EBITDA ratio of 1.85 Interest rate was 1.95 percent at March 31, 2013 Free cash flow of ($1) million for Q1 2013, or ($0.02) per diluted share $7 million invested in new Chicago area corrugated facility $29 million swing in working capital which is typical in Q1 Primarily on higher receivables from increased March sales compared to December sales and extension of credit terms at year end due to potential port strike Timing of annual payments including incentive payments, retirement plan contributions, insurance premiums and property taxes increase cash use in Q1 Working capital should improve during the remaining quarters Total Capex for Q1 2013 was $17 million including new corrugated plant Capex for the year projected to be $73 million

Summary of Key Assumptions for Q2 2013 April 2013 $50 per ton containerboard and 10 to 12 percent corrugated products price increases are being implemented Should benefit Q2 by approximately $3 - $4 million dollars Once fully implemented, annualized benefit expected to be approximately $50 million Q2 2013 has 1 more mill production day than Q1 2013 and 2 more corrugated shipping days Q2 2013 current planned outages and major maintenance Total $8 million planned outage expense including the Charleston tri-annual outage and loss of 9,500 production tons Continued upward cost pressure on wood prices (2012 extremely dry year) Q2 stock compensation expense approximately $1 million lower compared to Q1 as a significant portion of 2013 awards were expensed in Q1 Effective income tax rate of 34.5 percent Cash tax rate for 2013 should be approximately 10% 8

Appendix

10 Components of Quarterly Net Sales Avg. Revenue per Mill Ton Domestic CB DuraSorb Kraft Paper Kraftpak Product Mix Desktop.lnk